EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 1, 2013 with respect to the consolidated financial statements and internal controls over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Oxford Resource Partners, LP, which are incorporated by reference in the Registration Statements of Oxford Resource Partners, LP on Form S-8 (File No. 333-168454, effective August 2, 2010) and Form S-3 (File No. 333-178425, effective December 9, 2011). We consent to the incorporation by reference in the Registration Statements of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/GRANT THORNTON LLP

Cleveland, Ohio
April 1, 2013